Exhibit 10.3

ARKO CORP.

2020 INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED RSU AWARD AGREEMENT

THIS ARKO CORP. PERFORMANCE-BASED RSU AWARD AGREEMENT (this “Agreement”) is made and entered into as of ____________, 20___ (the “Grant Date”), by and between ARKO CORP., a Delaware corporation (the “Company”) and ____________________ (the “Recipient”).

Recitals

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company to recognize the Recipient’s performance and to provide incentive to the Recipient to remain with the Company and its Related Entities by making this grant of performance-based Restricted Stock Units (“PSUs”) representing hypothetical Shares of the Company, in accordance with the terms of this Agreement; and

WHEREAS, the PSUs are granted pursuant to the Arko Corp. 2020 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes.

Agreement

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Grant of PSUs.

Subject to the terms and conditions of this Agreement and the Plan, the Committee hereby grants to the Recipient an award for a target number of _____ PSUs (the “Target Amount”). The number of PSUs actually awarded to Recipient shall be determined at the end of the performance period commencing on the first day of the Company’s 2021 fiscal year (January 1, 2021) and ending the last day of the Company’s 2023 fiscal year (December 31, 2023) (the “Performance Period”). Each PSU will be equal in value to one Share of the Company. As a condition to entering into this Agreement, and to the issuance of any Shares, the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan.

2. Performance Criteria.

The Recipient can earn the PSUs, in the percentages set forth in the charts below, based on the Company’s performance in achieving the percentage of Annual Budgeted EBITDA (as defined below) as of the end of the Performance Period as set forth in the charts below (the “Performance Criteria”), provided that the Recipient continues to be in the Continuous Service of the Company and Related Entities through the last day of the Performance Period except as provided in Sections 8 or 9 hereof. The amount of PSUs earned hereunder shall be the greater of (a) the sum of the Percentage of PSUs for each of the three (3) fiscal years of the Company ending during the Performance Period based on the Annual Budgeted EBITDA for each respective year as shown in the first chart below, or (b) the Percentage of PSUs out of Target Amount as shown in the second chart below based on the average of the Annual Calculation for the three (3) fiscal years:

Annual Calculation

Performance Level	Percentage of Annual Budgeted EBITDA	Percentage of PSUs out of Target Amount
Below Threshold	Less than 95%	0%
Threshold	95%	50% x 1/3
96%	96%	60% x 1/3
97%	97%	70% x 1/3
98%	98%	80% x 1/3
99%	99%	90% x 1/3
Target	100%	100% x 1/3
Maximum	110%	150% x 1/3

Consolidated Calculation

Performance Level	Average of Annual Calculation	Percentage of PSUs out of Target Amount
Below Threshold	Less than 95%	0%
Threshold	95%	50%
96%	96%	60%
97%	97%	70%
98%	98%	80%
99%	99%	90%
Target	100%	100%
Maximum	110%	150%

Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the maximum percentage by which the Recipient’s Target Amount is multiplied cannot exceed 150% and no PSUs shall vest unless, as of the last day of the Performance Period, the actual EBITDA for at least one fiscal year in the Performance Period is equal to or greater than 95% of the Annual Budgeted EBITDA for such fiscal year.

For purposes of this Agreement, the following defined terms shall have the meaning indicated:

“Annual Budgeted EBITDA” means the budgeted EBITDA for GPM Investments, LLC, the operating subsidiary of the Company, for a fiscal year as approved by the Board within the first sixty (60) days of the fiscal year to which it relates, and as may be adjusted by the Board, within its discretion, for mergers and acquisitions, store closures and similar extraordinary non-recurring items.

“EBITDA” means net income plus interest, taxes, depreciation & amortization, (gain)/loss on disposal of fixed assets, impairment charges, acquisition costs, other noncash items, and unusual or nonrecurring items.

3. Payout of PSUs.

If the Committee determines that the Performance Criteria described in Section 2 have been met and certifies the extent to which they have been met, and the terms and conditions set forth in this Agreement are fulfilled, then that number of Shares equal to the number of PSUs earned pursuant to Sections 2, 8 and/or 9 hereof, net of applicable withholdings, will be transferred to the Recipient after the end of the Performance Period but no later than March 15 of the calendar year immediately following the last day of such Performance Period.

4. Transferability.

The PSUs awarded hereunder are not transferable other than by will or under the applicable laws of descent and distribution, and the terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Recipient. Any attempt to effect a Transfer of any PSUs shall be void ab initio. For purposes of this Agreement, “Transfer” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

5. Custody of PSUs.

The PSUs subject hereto shall be held in a restricted book entry account in the name of the Recipient. Upon completion of the Performance Period, Shares issued pursuant to Section 3 above shall be released into an unrestricted book entry account; provided, however, that a portion of such Shares may be surrendered in payment of taxes in accordance with Section 10 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes.

6. Hypothetical Nature of PSUs.

The Recipient shall not have any rights, benefits, or entitlements with respect to the Shares corresponding to the PSUs unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those shares are so delivered). On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the certificate of incorporation and other governing instruments of the Company, or as otherwise available at law.

7. Termination of Continuous Service.

Except as set forth in Sections 8 or 9 below, if the Recipient’s Continuous Service is terminated for any reason prior to the end of the Performance Period, then any and all PSUs granted hereunder shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the holder thereof. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the forfeiture of PSUs pursuant to this Section 7.

8. Retirement, Death or Disability of the Recipient.

If the Recipient’s Continuous Service with the Company and its Related Entities is terminated prior to the end of the Performance Period on account of either death, Disability or Retirement (as defined below), the Recipient shall be eligible to receive a pro rata amount of the PSUs (if any) payable after the end of the Performance Period as described in Section 3 above. The amount credited towards the PSUs will be determined by multiplying (i) the amount of PSUs that otherwise would have been earned at the end of the Performance Period assuming that the Recipient’s Continuous Service with the Company and its Related Entities had continued through the last day of the Performance Period by (ii) a fraction equal to (x) the number of whole calendar months elapsed between the first day of such Performance Period and the date of termination of the Recipient’s Continuous Service on account of death, Disability or Retirement divided by (y) 36. The payment of any PSUs pursuant to this Section 8 shall be made at the same time and in such manner as such payment would have been made under Section 3 hereof had such death, Disability or Retirement not occurred. For purposes of this Agreement, “Retirement” means (a) any voluntary termination of Continuous Service by the Recipient at age 65 or older, provided that the Recipient has at least five (5) years of Continuous Service prior to such termination, or (b) any termination of the Recipient’s Continuous Service by the Company without Cause, provided that the Recipient is age 65 or older and has at least five (5) years of Continuous Service prior to such termination.

9. Change in Control.

(a) If, within 12 months after a Change in Control of the Company occurs, the Recipient’s Continuous Service is terminated by the Company without Cause or by the Recipient for Good Reason, the Recipient shall be eligible to receive a pro rata amount of the PSUs (if any) payable after the end of the Performance Period as described in Section 3 above. The amount credited towards the PSUs will be determined by multiplying (i) the amount of PSUs that otherwise would have been earned at the end of the Performance Period assuming that the Recipient’s Continuous Service with the Company and its Related Entities had continued through the last day of the Performance Period by (ii) a fraction equal to (x) the number of Credited Months (as defined below) elapsed between the first day of such Performance Period and the date of termination of the Recipient’s Continuous Service by the Company without Cause or by the Recipient for Good Reason divided by (y) 36. For purposes of this Agreement, “Credited Months” means the actual number of calendar months during each fiscal year in the Performance Period in which the Recipient was in the Continuous Service of the Company and its Related Entities for at least the first 6 months of such fiscal year. The provisions of this Section 9 supersede any inconsistent provisions with respect to the impact of a Change in Control on the PSU Award made by this Agreement. In the event of any such inconsistency, this Agreement shall be controlling.

(b) Notwithstanding anything to the contrary in this Agreement or in the Plan, if, in connection with a Change in Control of the Company, the surviving company does not assume the PSUs in accordance with Section 10(c) of the Plan, then that number of Shares subject to the PSUs shall immediately vest as of the date of the Change in Control based on the Change in Control Formula (as

defined below), and the Company shall deliver to the Recipient such number of Shares upon the date of such Change in Control.    For purposes of this Agreement, “Change in Control Formula” means the sum of (i) the Percentage of PSUs earned based on the actual performance level for the fiscal year(s) during the Performance Period which are completed prior to the date of such Change in Control, as determined in accordance with the first chart in Section 2 of this Agreement, plus (ii) if and only if the date of such Change in Control occurs after the end of the first 6 months of a fiscal year, (x) 1/3 of the Target Amount of Shares for the fiscal year in which the Change in Control occurs multiplied by (y) a fraction equal to (A) the number of whole calendar months elapsed between the beginning of such fiscal year and the date of such Change in Control divided by (B) 12.

10. Taxes.

(a) As a condition to the Company’s obligations with respect to the PSUs (including, without limitation, any obligation to deliver any Shares) hereunder, if applicable, the Recipient shall make arrangements satisfactory to the Company or Related Entity to pay to the Company or Related Entity any federal, state or local taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such PSUs. If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.

(b) The Recipient may direct the Company or Related Entity to satisfy the withholding requirements with respect to the PSUs pursuant to the procedures and methods set forth in Section 10(e) of the Plan, including, but not limited to, withholding of Shares to be delivered and the cash payment by the Company in respect to satisfy the Recipient’s tax obligations.

(c) The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the PSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

11. Acknowledgment and Waiver.

By accepting this grant of PSUs, the Recipient acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or PSUs, or benefits in lieu of Shares or PSUs, even if Shares or PSUs have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) the Recipient’s participation in the Plan shall not create a right to further employment with the Company or the Related Entity that employs the Recipient (the “Employer”) and shall not interfere with the ability of the Employer to terminate the Recipient’s employment relationship at any time with or without Cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) the Recipient is participating voluntarily in the Plan; (f) PSUs, PSU grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (g) this grant of PSUs will not be interpreted to form an employment contract with the Company, the Employer or any Related Entity; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) in consideration of this grant of PSUs, no claim or entitlement to compensation or damages shall arise from termination of this grant of PSUs or diminution in value of this grant of PSUs resulting from termination of the Recipient’s Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws) and the Recipient irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Recipient shall be deemed irrevocably to have waived any entitlement to pursue such claim; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Recipient’s employment (whether or not in breach of local labor laws), the Recipient’s right to receive benefits under this Agreement after termination of Continuous Service, if any, will be measured by the date of termination of the Recipient’s active Continuous Service and will not be extended by any notice period mandated under local law; (k) the Committee shall have the exclusive discretion to determine when the Recipient is no longer actively in the Continuous Service of the Company and its Related Entities for purposes of this grant of PSUs; and (l) if the Company’s performance is Below Threshold as set forth in this Agreement or any annual supplement hereto, no Shares subject to the PSUs will be issued to the Recipient.

12. Miscellaneous.

(a) No Right to (Continued) Employment or Service. This Agreement and the grant of PSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of PSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d) No Trust or Fund Created. Neither this Agreement nor the grant of PSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Law Governing. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(f) Interpretation. The Recipient accepts this award of PSUs subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan.

(g) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by overnight courier, or by United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 8565 Magellan Parkway, Suite 400, Richmond, VA 23227, or to the General Counsel’s then current e-mail address, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 12(h).

(i) Compliance with Section 409A.

(i) It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement either comply with or fall within an exception to Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(ii) Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the PSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii) Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iv) If required under Section 409A, then notwithstanding anything to the contrary in this Agreement or the Plan, if the Recipient is a “Specified Employee” (as defined below) then the delivery of Shares otherwise required to be made under this Agreement on account of the termination of the Recipient’s Continuous Service shall be made within thirty (30) days after the sixth (6th) month anniversary of the date of the termination of the Recipient’s Continuous Service or, if earlier, the date of the Recipient’s death if such deferral is required to comply with Section 409A of the Code. For purposes of this Agreement, a “Specified Employee” means any individual who, at the time of his or her separation from Continuous Service with the Company and its Related Entities, is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company or any Related Entity, the stock of which is publicly traded on an established securities market or otherwise.

(j) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k) Clawback. The Company may (i) cause the cancellation of the PSUs, (ii) require reimbursement of any benefit conferred under the PSUs to the Recipient or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Recipient may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting this Award, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of the Recipient’s Award Agreements may be unilaterally amended by the Company, without the Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(l) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ________________, 20___.

COMPANY:

ARKO CORP.

By:
Name: Arie Kotler
Title: President and Chief Executive Officer

By:
Name: Don Bassell
Title: Chief Financial Officer

The Recipient acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this PSU award subject to all of the terms and provisions of the Plan and this Agreement. The Recipient further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

RECIPIENT:

Name: